Nektar Therapeutics Names Randall Moreadith, M.D., Ph.D.

Senior Vice President, Drug Development and Chief Development Officer

San Carlos, Calif., August 6, 2008 - Nektar Therapeutics (Nasdaq: NKTR) today announced the appointment of Randall Moreadith, M.D., Ph.D., to the position of Senior Vice President of Drug Development and Chief Development Officer effective August 11, 2008. Dr. Moreadith will report to Nektar's President and Chief Executive Officer, Howard W. Robin.

Dr. Moreadith will lead Clinical Drug Development, Clinical Pharmacology and Toxicology, and Regulatory Affairs at Nektar. He is responsible for overseeing all aspects of drug development at the company and will drive clinical and regulatory strategy.

"We are delighted to have someone of Randall's caliber join the Nektar executive team as we execute on our proprietary drug development strategy," said Howard W. Robin, President and Chief Executive Officer of Nektar Therapeutics, "Randall is a highly experienced clinical research and product development executive with an impressive track record of accomplishments. His experience and leadership will allow us to rapidly build and strengthen our drug development organization."

Prior to joining Nektar, Dr. Moreadith, 54, was Executive Vice President and Chief Medical Officer of Cardium Therapeutics. While at Cardium, Dr. Moreadith led the advancement of novel DNA-based therapeutics into Phase 2b and Phase 3 late-stage development. Prior to Cardium, Dr. Moreadith served as Chief Medical Officer of Renovis, Inc. where he led the Clinical, Regulatory and Quality Assurance Group. Prior to that, Dr. Moreadith was co-founder, President and Chief Operating Officer of ThromboGenics Ltd., a leader in the field of thrombosis. During his tenure at ThromboGenics, the company advanced four biologics into mid-stage development. Dr. Moreadith began his career in the pharmaceutical industry as Principal Medical Officer of Quintiles, Inc., the world's leading pharmaceutical services organization, where he was recruited to build Quintiles' Cardiovascular Therapeutics Group.

Dr. Moreadith has published more than 50 scientific papers and chapters, is an inventor on a number of patents and has received numerous awards for his achievements. He received his M.D. from Duke University and his Ph.D. from Johns Hopkins University, and was a Howard Hughes Medical Institute Fellow in Genetics at Harvard Medical School. His faculty appointments include the University of Texas Southwestern Medical Center, where he was an Established Investigator of the American Heart Association.

"I am excited to join Nektar, the industry leader in PEGylation chemistry and pulmonary therapeutics," said Dr. Randall Moreadith. "Nektar's innovative development of therapeutics using its proprietary technologies are among the most important and promising areas in biopharmaceutical drug development. I look forward to building a world-class drug development organization that will advance Nektar's programs rapidly through the clinic."

About Nektar

Nektar Therapeutics is a biopharmaceutical company that develops and enables differentiated therapeutics with its industry-leading PEGylation and pulmonary drug development platforms. Nektar's technology and drug development expertise have enabled nine approved products for partners, which include leading biopharmaceutical companies. Nektar is also developing a robust pipeline of its own high-value therapeutics that addresses unmet medical needs by leveraging and expanding its technology platforms to improve and enable molecules.

This press release contains forward-looking statements that reflect the company's current views as to its products, development programs, science and technology and business prospects. These forward-looking statements involve risks and uncertainties, including but not limited to: (i) the company's proprietary product candidates and those of its partners are in the early phases of clinical development and the risk of failure is high and can occur at any stage prior to regulatory approval; (ii) the company or its partners may not be able to successfully obtain regulatory approval for product candidates; (iii) the company's commercialization partners may not be successful in their sales and marketing efforts even if current product candidates successfully receive future regulatory approval in one or more markets; and (iv) the company's patent applications for its technology platforms and proprietary or partner product candidates may not issue, patents that have issued may not be enforceable, or intellectual property licenses from third parties may be required in the future. Important risks and uncertainties are detailed in the company's reports and other filings with the Securities and Exchange Commission, including its most recent Quarterly Report on Form 10-Q filed on May 9, 2008. Actual results could differ materially from the forward-looking statements contained in this press release. The company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events or otherwise.